SUPPLEMENT Dated March 28, 2019	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated October 29, 2018)	File No. 333-214153
333-214153-01

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

61,000,000 Common Units of Beneficial Interest

This prospectus supplement is to the prospectus of WisdomTree Continuous Commodity Index Fund (the “Fund”) dated October 29, 2018, which relates to a continuous offering of 61,000,000 Shares representing units of fractional undivided beneficial interest in and ownership of the Fund. This prospectus supplement should be read in its entirety in conjunction with the prospectus, and kept together with your prospectus for future reference.

Investing in the Shares involves significant risk. See “Risk Factors” beginning on Page 9 of the prospectus. The Fund is not a mutual fund registered under the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The Shares are neither interests in nor obligations of the Managing Owner, the Funds’ trustee, the Sub-Adviser or any of their respective affiliates. The Shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Executive Officers

Effective March 27, 2019, Jeremy Schwartz was appointed as the new President and Chief Executive Officer of the Managing Owner, replacing Gregory Barton with respect to such positions. This prospectus supplement deletes the biographical information about Mr. Barton from the prospectus and replaces it with the below biographical information about Mr. Schwartz:

Jeremy Schwartz – President and Chief Executive Officer. Mr. Schwartz has served as the Chief Executive Officer of the Managing Owner in charge of managing its business since March 2019. He became a registered Associated Person and Principal of the Managing Owner in March 2019. Mr. Schwartz has served as WisdomTree Investment Inc.’s Executive Vice President – Global Head of Research overseeing research since November 2018 and Director of Research from October 2008 through October 2018. Mr. Schwartz became a registered Associated Person and Principal of WisdomTree Asset Management, Inc., in February 2013 and January 2013, respectively. Mr. Schwartz is 38 years old.

Executive Officers and Significant Employees of the Sub-Advisor

This prospectus supplement also deletes the biographical information about Mr. Cooper Anderson from the prospectus. His duties have been assumed by the other listed executive officers and employees of the Sub-Advisor.

The date of this prospectus supplement is March 28, 2019